Exhibit 4.5.2

AMENDMENT NO. 2

TO

RPM INTERNATIONAL INC.

UNION 401(k) TRUST AND PLAN

This Amendment No. 2 is executed as of the date set forth below by RPM International Inc. (hereinafter called the “Company”);

WITNESSETH:

WHEREAS, effective January 1, 2014, the Company amended and restated the RPM International Inc. Union 401(k) Trust and Plan (hereinafter called the “Trust and Plan”); and

WHEREAS, the Trust and Plan have been amended subsequently; and

WHEREAS, the Company desires to amend the Trust and Plan to clarify the eligibility provisions and reflect certain changes arising out of a change in the Trust and Plan’s record keeper and Trustee; and

WHEREAS, the Company reserved the right to amend the Trust and Plan pursuant to Section 21.1 thereof;

NOW, THEREFORE, pursuant to Section 21.1 of the Trust and Plan and effective as of the dates set forth below, the Company hereby amends the Trust and Plan as follows:

1.       Effective as of January 1, 2018, Section 2.25 is hereby deleted in its entirety and replaced with the following:

“2.25        RESERVED.”

2.      Effective as of January 1, 2018, Section 2.36 is hereby deleted in its entirety and replaced with the following:

“2.36        RESERVED.”

3.      Effective as of June 1, 2018, Section 2.51 is hereby deleted in its entirety and replaced with the following:

“2.51     Trustee.

The word ‘Trustee’ shall mean the Trustee of the Trust or, where applicable, the Trustee’s designated agent. Effective as of June 1, 2018, the word ‘Trustee’ shall mean Fidelity Management Trust Company and any successor Trustee or Trustees.”

4.      Effective as of January 1, 2018, Section 3.2 is hereby deleted in its entirety and replaced with the following:

“3.2    Eligibility.

A Covered Employee shall be eligible to become a Participant when he has completed three (3) months of Continuous Service.”

5.        Effective as of June 1, 2018, Section 8.2 is hereby deleted in its entirety and replaced with the following:

“8.2    Establishment of Accounts.

Upon an Employee’s becoming a Participant, the Administrator shall notify the Trustee and provide the Trustee with such information concerning said Participant as the Trustee may require. At such time as a Participant makes an Elective Contribution pursuant to Section 4.1 hereof, the Trustee shall establish an Elective Contribution Account (which Account shall be further designated as a 401(k) Account and/or Roth Account, as applicable), a Match Account and, provided that the Company has made an election pursuant to Section 5.1 and said election has not been revoked, a Safe Harbor Contribution Account on behalf of such Participant. At such time as a qualified matching contribution is made on behalf of a Participant pursuant to Section 5.4 hereof, the Trustee shall establish a Qualified Match Account on behalf of such Participant. At such time as a non-matching Company contribution is made on behalf of a

Participant pursuant to Section 5.9 hereof, the Trustee shall establish a Non-Matching Company Contribution Account on behalf of such Participant. At such time as a Participant has amounts transferred to this Trust and Plan pursuant to Article 20 hereof, the Trustee shall establish a Rollover Account (which Account shall be further designated as a 401(k) Account and/or Roth Account, as applicable) on behalf of such Participant. In the event that a qualified retirement plan is merged into the Trust and Plan, the Trustee shall establish Prior Plan Accounts, as necessary, to hold and account for the transferred assets. The Trustee may establish sub-accounts within such Accounts, as the Trustee, in its sole discretion deems necessary.”

6.        Effective as of June 1, 2018, Section 9.6 is hereby deleted in its entirety and replaced with the following:

“9.6    Age 59-1/2 Withdrawals.

Subject to uniform rules and procedures as the Administrator may prescribe, a Participant who has attained age fifty-nine and one-half (59-1/2) may withdraw all of his Account balance under the Trust and Plan; provided, however, that except as may be provided by Section 9.1, a Participant, during his employment, may not withdraw, pursuant to this Section 9.6, any amounts credited to his Roth Account until the later of: (i) his attainment of age fifty-nine and one-half (59-1/2); or (ii) the end of the Participant’s Roth Non-Exclusion Period. A request for a withdrawal hereunder shall be made in such manner (including in writing, telephonically or electronically) as the Administrator shall determine. A Participant may not recontribute any amount withdrawn from his Roth Account.”

7.      Effective as of June 1, 2018, Section 10.1 is hereby deleted in its entirety and replaced with the following:

“10.1  Loan Administration and Applications.

The following persons may apply to the Administrator for a loan from the Trust and Plan:

(a)

a Participant, including any Employee who has become an inactive Participant due to his no longer being a Covered Employee (but, subject to subsection (b) below, not including any person who has become a former Participant due to his having incurred a Termination of Employment);

(b)	a Covered Employee who has amounts rolled over to the Trust and Plan pursuant to Section 20.1 hereof but who has not yet met the eligibility requirements of Section 3.2 hereof; and

(c)	a former Participant who is a ‘party in interest’ within the meaning of Section 3(14) of ERISA.

Any such loan shall not be made available to Highly Compensated Employees in an amount greater than that made available to persons who are not Highly Compensated Employees. If the Administrator determines that such borrower (and proposed loan) satisfies the requirements set forth below for loan approval, the Administrator shall direct the Trustee to make a loan to such borrower from his 401(k) Account, Match Account, Prior Plan Accounts, Rollover Account and/or Roth Account.”

8.      Effective as of June 1, 2018, subsection (a) of Section 10.4 is hereby deleted in its entirety and replaced with the following:

“(a)	Interest. Interest shall be charged at a reasonable rate, comparable to the rate charged by a commercial lender for a similar loan.”

9. Effective as of June 1, 2018, Section 13.6 is hereby deleted in its entirety and replaced with the following:

“13.6 Treatment of Small Amounts.

(a)

Cash Distributions. Notwithstanding anything contained in this Trust and Plan to the contrary, in the event that the amounts credited to the Accounts of a retired, terminated, disabled, or deceased Participant has a value less than or equal to One Thousand Dollars ($1,000.00), the Administrator shall direct the Trustee to distribute the amounts credited to such Participant’s Accounts in a single lump sum payment without the consent of the Participant, his spouse, or his Beneficiary. Such lump sum payments shall be made within an administratively practicable time following the date the Participant incurred a Termination of Employment or died, as determined in accordance with rules established by the Administrator. Any such lump sum payment shall be subject to the requirements of Section 13.7 or 13.8, as applicable, and shall be in full settlement of such Participant’s, spouse’s, or Beneficiary’s rights under this Plan.

(b)	Direct Rollovers.

(1)

Between August 17, 2015 and May 31, 2018, notwithstanding anything contained in this Plan to the contrary, in the event that the amounts credited to the Accounts of a retired, terminated, disabled or deceased Participant has a value which does not exceed Five Thousand Dollars ($5,000.00), the Participant shall be offered the right to take distribution of the Accounts in a single lump sum payment or to elect a Direct Rollover (as defined in Section 13.7(d) or 13.8(d), as applicable) to an Eligible Retirement Plan of his choice. If the Participant makes no election, the Administrator shall direct the Trustee to make a Direct Rollover (as defined in Section 13.7(d) or 13.8(d), as applicable) of the amounts credited to such Participant’s Accounts into an ‘individual retirement account’ (as defined in Section 13.7(b)(1) or 13.8(b)(1), as applicable) within an administratively practicable time following the date the Participant incurred a Termination of Employment or died, as determined in accordance with uniform rules established by the Administrator, but unless the Participant or his Beneficiary agrees to a later payment, not later than sixty (60) days after the close of the Plan Year which includes the later of the Participant’s Normal Retirement Date or Termination of Employment.

(2)

As of June 1, 2018, notwithstanding anything contained in this Plan to the contrary, in the event that the amounts credited to the Accounts of a retired, terminated or deceased Participant has a value which exceeds One Thousand Dollars ($1,000.00) but does not exceed Five Thousand Dollars ($5,000.00), the Administrator shall direct the Trustee to make a Direct Rollover (as defined in Sections 13.7 and 13.8) of the amount credited to such Participant’s Accounts into an ‘individual retirement account’ (as defined in Section 13.7(b)(1) or 13.8(b)(1), as applicable), as soon as reasonably possible after the Participant’s Termination of Employment, but not later than sixty (60) days after the close of the Plan Year which includes the later of the Participant’s Normal Retirement Date or Termination of Employment, without the consent of the Participant or his Beneficiary.”

10.       Effective as of June 1, 2018, Section 20.1 is hereby deleted in its entirety and replaced with the following:

“20.1  Rollovers and Transfers From Other Tax Qualified Trust and Plans.

In the event that:

(a)	any Covered Employee shall have, prior to becoming a Covered Employee of a Participating Company, participated in:

(1)	another qualified retirement plan which met the requirements of Section 401(a) of the Code;

(2)	an Individual Retirement Account which holds funds previously distributed to a Covered Employee from a qualified plan described in Section 401(a) of the Code;

(3)	an annuity contract described in Section 403(b) of the Code, excluding employee contributions to said annuity contract; or

(4)	an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state; and

(b)	either:

(1)	the custodian or trustee of the assets held pursuant to said other plan on behalf of said Covered Employee; or

(2)

the custodian or trustee of the assets of an individual retirement account established pursuant to Section 408 of the Code to hold the assets distributed to said Covered Employee from said other plan or, if said Covered Employee is a rehired Employee, the assets so held are from this Trust and Plan; or

(3)	the Covered Employee who holds cash assets distributed to him during the preceding sixty (60) days from such other plan or from an individual retirement account described in subsection (b)(2) above;

shall agree to transfer said assets to the Trustee hereunder; and

(c)

the assets to be so transferred are attributable to contributions made by or on behalf of said Covered Employee under such other qualified retirement plan or this Trust and Plan and shall not be made available to said Covered Employee in the course of the transfer except to the extent permitted by subsection (b)(3) above; and

(d)	the Administrator consents to the transfer;

the Trustee hereunder shall accept such transferred assets and hold and administer them pursuant to the terms and provisions of this Trust and Plan and this Article. The Trustee shall also accept from a Covered Employee a transfer or rollover from a plan or arrangement described in the preceding paragraph which the Covered Employee has received as the surviving spouse of an individual who participated in such plan or arrangement, or as an Alternate Payee under a Qualified Domestic Relations Order, as defined in Section 414(p) of the Code. The Trustee hereunder shall accept a transfer or rollover from a plan or arrangement described in the preceding paragraph which the Covered Employee has received as the nonspouse beneficiary of an individual who participated in such plan or arrangement.

Upon the receipt of said assets, the Trustee shall value them pursuant to the terms and provisions of Article 8 hereof and appropriately credit the fair market value of such assets to a Rollover Account established for the Covered Employee on whose behalf the assets were so transferred. The Trustee shall establish such subaccounts within a Covered Employee’s Rollover Account as the Trustee shall deem necessary or desirable. Amounts credited to any Rollover

Account of a Covered Employee shall be fully vested and nonforfeitable at all times. The distribution restrictions and limitations under Section 401(k) of the Code shall continue to apply to elective deferrals that are transferred to this Trust and Plan from another qualified plan sponsored by a Participating Company or an Affiliate.

To the extent said rollover assets contain ‘designated Roth contributions’ (as defined later in this paragraph), the Trustee will separately account for such contributions in accordance with the provisions of Section 8.2, including separate accounting for the portion of the amounts that is includible in gross income and the portion that is not includible in gross income, if applicable. If the Trustee accepts a direct rollover of ‘designated Roth contributions’, the Trustee and Administrator shall be entitled to rely on a statement from the distributing plan’s administrator identifying (i) the Covered Employee’s basis in the rolled over amounts; and (ii) the date on which the Covered Employee’s 5-taxable-year period of participation (as required under Code Section 402A(d)(2) for a qualified distribution of ‘designated Roth contributions’) started under the distributing plan. If the 5-taxable-year period of participation under the distributing plan would end sooner than the Covered Employee’s 5-taxable-year period of participation under the Trust and Plan, the 5-taxable-year period of participation applicable under the distributing plan shall continue to apply with respect to such rollover Amounts. Any rollover of ‘designated Roth contributions’ shall be subject to the requirements of Section 402(c) of the Code. For purposes of this paragraph, a ‘designated Roth contribution’ shall mean any elective deferrals made to another plan that would be excludable from a Covered Employee’s income, but for the Covered Employee’s election to designate such contributions as Roth contributions and include them in income.

Notwithstanding any other provision of this Section, in no event shall any assets be transferred from another qualified retirement plan to this Trust and Plan if the transfer of such assets would require that the provisions of this Trust and Plan governing distributions be amended to comply with the provisions of Section 401(a)(11) of the Code or to provide for any distribution rights, optional forms of benefit or other rights or features not otherwise provided for under this Trust and Plan.”

11.    Effective as of January 1, 2018, Note 5 of Appendix A is hereby deleted in its entirety and replaced with the following:

“Note 5

Weekly non-matching Company contribution for each Covered Employee represented by the Participating Units, equal to the amount set forth in the schedule below, multiplied by the number of hours for which such Covered Employee was paid during the week:

For the Period 10/1/10 - 3/31/11	$0.39 per hour

4/1/11 - 3/31/12	$0.41 per hour

4/1/12 forward	$0.45 per hour

If a Covered Employee is absent from work due to Union business or a work-related injury or illness, the Company will contribute for up to 8 hours per day, 40 hours per week.”

IN WITNESS WHEREOF, the Company, by its duly authorized officers, has executed this Amendment No. 2 this 27th day of December, 2018.

RPM INTERNATIONAL INC.

By:	/s/ Janeen Kastner

Its:	VP-Corporate Benefits & Risk Management

The undersigned Trustee hereby acknowledges receipt of the foregoing Amendment No. 2 of the Trust and Plan.

FIDELITY MANAGEMENT TRUST
COMPANY

By:	/s/ Authorized Signatory

And:	/s/ Authorized Signatory